Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-267401), Form S-3 (File Nos. 333-264360, 333-256892 and 333-254278) Form S-8 (File No. 333-253289 and 333-222686) of our report dated December 14, 2021, with respect to the consolidated balance sheet of Novo Integrated Sciences, Inc. and its subsidiaries as of August 31, 2021, and the related consolidated statement of operations and comprehensive loss, consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the year then ended.

Richmond Hill, Ontario, Canada April 3, 2023	/s/ SRCO Professional Corporation CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario